Exhibit 99.1

NEWS RELEASE

Date: June 2, 2005                                                             Contact: Wade F. B. Thompson or Peter B. Orthwein

THOR REPORTS RECORD QUARTER AND NINE MONTHS SALES, NET INCOME, AND E.P.S.;
RETAILS 11,171 RV UNITS IN MAY, UP 18% FROM LAST YEAR; HIGHEST MONTH EVER.

Thor Industries, Inc. (NYSE:THO) announced today record sales, net income, and E.P.S. for the third quarter and nine months ended April 30, 2005 and record RV unit retail sales in May.

Net income for the quarter was $32,950,000, compared with $32,784,000 last year. E.P.S. for the quarter were 58¢, up from 57¢ last year. Sales for the quarter were $728,693,000, up 13% from $645,690,000 last year.

Net income for the nine months was a record $88,660,000 up 20% from $74,007,000 last year. E.P.S. for the nine months were $1.56, up 21% from $1.29 last year. Sales for the nine months were $1,898,460,000, up 21% from $1,562,597,000 last year.

RV sales in the quarter were a record $662,790,000, up 12% from $594,157,000 last year. Bus sales in the quarter were $65,903,000, the highest in 3 years and up 28% from $51,533,000 last year. RV sales in the 9 months were $1,724,113,000, up 23% from $1,401,350,000 last year. Bus sales in the 9 months were $174,347,000 up 8% from $161,247,000 last year. RV income before tax was $51,540,000 in the quarter, down 7% from $55,440,000 last year and $140,718,000 in the 9 months, up 19% from $117,866,000 last year. Bus income before tax in the quarter was the highest in nearly 2 years at $2,641,000 up 90% from $1,389,000 last year and $5,109,000 in the 9 months, down from $7,540,000 last year. Corporate costs in the quarter were $2,027,000 versus $3,084,000 last year and $4,749,000 in the nine months versus $5,155,000 last year. This year’s results include CrossRoads since its acquisition on November 1, 2004. CrossRoads had sales of $29,721,000 for the quarter and $44,156,000 since acquisition. CrossRoads income before tax was $2,913,000 for the quarter and $3,736,000 since acquisition.

Thor’s RV retail sales in the 5 months ended May 31, 2005 were up 8% over last year, to a record 36,038 units versus 33,507 last year. In May, Thor RV retail unit sales surged 18%, to 11,171 easily the highest for any month in the company’s history and up from 9,511 last year. CrossRoads retail sales are included in both years. In April and May our RV dealer inventories declined by over 6,000 units, from 51,000 units on March 31, 2005. U.S. industry retail RV registrations were up 7%, a record, with travel trailers and fifth wheels, our largest segment up 9%, and motor homes up 2% for the 3 months ended March 31, 2005, according to Statistical Surveys. Industry shipments of mid-size buses are up 16% for the 3 months ended March 31, 2005.

Thor’s quarterly dividend of 3¢ per share will be paid on July 1, 2005 to stockholders of record on June 15, 2005.

This release includes “forward looking statements” that involve uncertainties and risks. There can be no assurance that actual results will not differ from the Company’s expectations. Factors which could cause materially different results include, among others, the success of new product introductions, the pace of acquisitions and cost structure improvements, competitive and general economic conditions, and the other risks set forth in the Company’s filings with the Securities and Exchange Commission.

THOR INDUSTRIES, INC.
STATEMENT OF INCOME FOR THE 3 AND 9 MONTHS ENDED APRIL 30, 2005 and 2004
$000 except per share — unaudited

		3 MONTHS ENDED APRIL 30				9 MONTHS ENDED APRIL 30
	2005	%	2004	%	2005	%	2004	%
Net sales	$728,693		$645,690		$1,898,460		$1,562,597
Gross profit	$94,035	12.9%	$90,121	14.0%	$252,642	13.3%	$209,665	13.4%
Selling, general and administrative	$42,901	5.9%	$37,210	5.8%	$114,473	6.0%	$93,751	6.0%
Amortization of intangibles	$259	—	$201	—	$730	—	$597	—
Gains (losses) on equity securities	$—	—	$(13)	—	$—	—	$1,801	.1%
Interest income (net)	$536	.1%	$321	—	$1,771	.1%	$1,129	.1%
Other income	$743	.1%	$727	.1%	$1,868	.1%	$2,004	.1%

Income before taxes	$52,154	7.2%	$53,745	8.3%	$141,078	7.4%	$120,251	7.7%
Taxes	$19,204	2.6%	$20,961	3.2%	$52,418	2.8%	$46,244	3.0%

Net income	$32,950	4.5%	$32,784	5.1%	$88,660	4.7%	$74,007	4.7%

E.P.S. — basic	$0.58		$0.57		$1.56		$1.29
E.P.S. — diluted	$0.58		$0.57		$1.55		$1.28
Avg. common shares outstanding-basic	56,732,473		57,245,068		56,801,528		57,265,901
Avg. common shares outstanding-diluted	57,129,262		57,587,458		57,195,012		57,641,688

SUMMARY BALANCE SHEETS - APRIL 30 ($000) (UNAUDITED)

	2005	2004		2005	2004
Cash and equivalents	$85,687	$65,541	Current liabilities	$246,907	$236,629
Investments, short term	41,840	43,949	Other liabilities	10,960	7,601
Accounts receivable	189,622	181,605	Stockholders' equity	581,172	479,610
Inventories	182,459	159,578
Deferred income tax and other	17,712	14,112

Total current assets	517,320	464,785
Fixed assets	133,814	93,191
Investments — joint ventures	2,482	2,492
Goodwill	161,437	140,857
Other assets	23,986	22,515

Total	$839,039	$723,840		$839,039	$723,840